EMPLOYMENT AGREEMENT

          AGREEMENT by and between ADC Telecommunications, Inc., a Minnesota corporation  (the “Company”), and RICHARD R. ROSCITT (the “Executive“), dated as of the 28th day of January, 2001.

          1.       Employment Period.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to become employed and remain in the employ of the Company, pursuant to the terms and conditions set forth in this Agreement.  The Executive’s employment hereunder shall commence on February 15, 2001 (the “Commencement Date”) and shall continue until the Executive’s employment terminates pursuant to Section 4 of this Agreement (the “Employment Period”).

          2.       Position and Duties.

          (a)      The Executive agrees to serve as the Chief Executive Officer worldwide and to perform such duties (i) as are set forth for that position in the By-laws of the Company’s Board of Directors (the “Board”), (ii) as the Board shall assign to the Executive from time to time, and (iii) that the Executive undertakes or accepts consistent with his position as Chief Executive Officer.  The Executive acknowledges and agrees that, from time to time, he will be required to perform duties with respect to one or more of the Company’s subsidiary or affiliate companies (each an “Affiliate”), and that he will not be entitled to any additional compensation for performing those duties.

          (b)      The Company intends that the Board will elect the Executive to serve as the Chairman of the Board at the first Board meeting following the annual meeting of shareholders to be held on February 27, 2001, and the Executive agrees to serve in that position in accordance with the By-laws of the Board.

          (c)      During the Employment Period, and excluding any periods of vacation, holiday, personal leave and sick leave to which the Executive is entitled, the Executive agrees to serve the Company faithfully and to the best of his ability and to devote the Executive’s full time, attention and efforts to the business and affairs of the Company.  The Executive hereby confirms to the best of his knowledge and belief that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that, during the Employment Period, the Executive will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement, with any policy of the Company, or which would otherwise impair the Executive’s ability to perform his duties hereunder.  The rest of this Section 2(c) notwithstanding, the Executive may (i) serve on the boards of profit or non-profit corporations (the Executive shall obtain approval to serve on such a board in accordance with all of the Company’s policies, including, without limitation, the Company’s Business Conduct Policy regarding Conflicts of Interest), (ii) deliver lectures or fulfill speaking engagements, and (iii) manage personal investments, so long as the activities referred to in clauses (i) through (iii) above do not substantially interfere with the performance of the Executive’s responsibilities under this Agreement.

          (d)      The Executive’s primary office shall be located in the greater Twin Cites metropolitan area; provided, that the Executive’s primary office location may be relocated in connection with the relocation of the Company’s headquarters, subject to reimbursement for Executive’s reasonable expenses in connection with any move he is required to make.

          3.       Compensation.

          (a)      Base Salary. As his initial base compensation for all services he renders under this Agreement, the Executive shall receive an annualized base salary (“Annual Base Salary”) of $900,000.  The Annual Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.  The Annual Base Salary shall be reviewed and adjusted (upward only) in the sole discretion of the Board’s Compensation and Organization Committee (the “Committee”) according to a schedule and in a manner consistent with the Company’s practices for salary adjustment, as those practices may be revised from time to time (and which practices may include review of factors such as market conditions and total compensation paid to similar executives at peer and other companies).

          (b)      Incentive Compensation. The Executive shall be eligible to participate in any Management Incentive Plan (“MIP”) the Company establishes, according to the targets and goals, which shall be discussed in advance with the Executive, and the terms and conditions the Company establishes to govern the MIP for any fiscal year.  For each fiscal year MIP beginning in fiscal year 2001, the Executive’s target incentive compensation shall be not less than one hundred percent (100%) of the Annual Base Salary actually paid to the Executive during that fiscal year (“Target Incentive”).  The maximum amount of any annual MIP award shall be three times the Target Incentive.

          (c)      New Hire Bonus. On the first day of the Employment Period, the Executive will earn the right to be paid one million five hundred thousand dollars ($1,500,000), less all appropriate and necessary withholdings and deductions, which payment will be paid within five (5) days of it being earned.

          (d)      Restricted Cash Compensation.  The Executive will earn the right to be paid the sum of five million five hundred thousand dollars ($5,500,000), less all appropriate deductions and withholdings, according to the vesting schedule set forth below.  Except in the case of any termination in which the Executive, pursuant to Sections 5 and 6 of this Agreement, may earn the right to be paid unpaid portions of this restricted cash compensation, the Executive agrees that he must be actively employed on each vesting date in order to vest in and earn the payment to be made on that date.

	Restricted Cash Compensation Vesting Schedule
	Sum	Vesting Date
•	$1,500,000	First anniversary of Commencement Date
•	$1,330,000	Second anniversary of Commencement Date
•	$1,330,000	Third anniversary of Commencement Date
•	$1,340,000	Fourth anniversary of Commencement Date

          (e)      Executive Incentive Exchange Plan.  Beginning on the first day of the Company’s 2002 fiscal year, the Executive will be eligible to participate in the Company’s Executive Incentive Exchange Plan, according to the terms of that Plan, as the same may be amended from time to time.

          (f)       Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in the employee benefits offered generally by the Company to its executive employees, to the extent that the Executive’s position, tenure, salary, health, and other qualifications make the Executive eligible to participate. The Executive’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time.  The Company does not guarantee the adoption or continuance of any particular employee benefit or benefit plan during the Employment Period, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits or benefit plans during the Employment Period.

          (g)      Stock Options.  To compensate Executive for forfeited stock option opportunities provided by his prior employer, and as a long-term incentive, the Executive will be eligible for the following stock options during his employment:

          (i)       New Hire Options.

          (A)     Non-Premium Option. The Committee will approve the grant to Executive of an option to purchase shares of the Company’s common stock, which option will have a face value of $16,772,900, and be in accordance with the terms of the ADC 1991 Stock Incentive Plan, as the same may be amended from time to time, and a non-qualified stock option agreement to be entered into by the Executive and the Company.  The exercise price for this option shall be the price of the Company’s common stock on the last day of the month in which occurs the Commencement Date.

          (B)     Premium Options.  The Committee will approve a grant to Executive of three (3) “premium” options to purchase shares of the Company’s common stock, at the exercise prices set forth below, which options will have an aggregate total face value of $10,379,900, and be granted in accordance with the terms of the ADC 1991 Stock Incentive Plan, as the same may be amended from time to time, and non-qualified stock option agreements to be entered into by the Executive and the Company.
	Grant	Exercise Price
•	Grant of 1/3 of all Premium options	20% above FMV
•	Grant of 1/3 of all Premium options	35% above FMV
•	Grant of 1/3 of all Premium options	45% above FMV

          The fair market value (“FMV”) of each of the premium option grants shall be the price of the Company’s common stock on the last day of the month in which occurs the Commencement Date.  The premium options shall vest on the fourth (4th) anniversary of the grant date and shall expire seven (7) years after the grant date.

          (ii)      Annual Option Grants.  At the beginning of each of fiscal year 2002 and 2003, the Committee will grant the Executive an option to purchase shares of the Company’s common stock, which option shall have a Black Scholes value of $5 million dollars, as determined by the Company in a manner consistent with the method used to determine the face value of the new hire option “non-premium option” described in Section 3(g)(i)(A), above.  Each grant shall be in accordance with the terms of the ADC 1991 Stock Incentive Plan, as the same shall be amended from time to time, and stock option agreements to be entered into by the Executive and the Company.  Each annual grant of stock options for fiscal year 2002 and 2003 shall be designated as incentive stock options to the maximum extent permitted by the Internal Revenue Code of 1986, as amended, and the remainder shall be designated as non-qualified stock options.

          (h)      Expenses.  During the Employment Period, the Executive shall be entitled to reimbursement for all reasonable business expenses he incurs in carrying out his duties under this Agreement in accordance with the policies and practices of the Company, provided that the Executive complies with the policies and practices of the Company for submission of expense reports, receipts, or similar documentation of such expenses as implemented from time to time by the Company.  During the Employment Period, the Executive may charter a private jet at Company expense whenever the Executive has a reasonable, good faith belief that such charter is in the Company’s best interest as compared to scheduled commercial flights.

          (i)       Paid Time Off.  The Executive shall be entitled to at least five (5) weeks of paid time off (“PTO”) during each 12-month period of the Employment Period, to be accrued and taken in accordance with the Company’s PTO Policy, as the same may be amended from time to time.  The Executive may accrue up to two (2) times the annual PTO award.

          (j)       Executive Perquisites.  The Executive will be eligible to receive any executive perquisites that the Company may from time to time deem are appropriate and administratively feasible to provide to its executives, generally or to the Executive, specifically.  The Executive understands that the Company may in its sole discretion modify or terminate any executive perquisite offered to the Executive.  Those perquisites shall include:

          (i)       $24,000 annual perquisite allowance, paid at a rate of $2,000 per month, to cover additional benefits that will best meet the Executive’s personal needs;

          (ii)      payment of club membership and monthly fees; and

          (iii)     beginning on January 1, 2002, eligibility to participate in the Company’s 401(k) Excess Plan, according to the terms of that Plan, as the same may be amended from time to time.

          4.       Termination of Employment.  The Executive’s employment under this Agreement may be terminated during the Employment Period as described in this Section 4.

          (a)      Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death.  The Executive’s employment shall terminate for “Disability” if the Executive, due to illness or physical or mental incapacity, is unable to perform the duties of the Executive’s position under this Agreement for a period of 26 consecutive weeks.

          (b)      Termination By the Company.  The Company may terminate the Executive’s employment for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s (i) convictionof or plea of nolo contendre to a felony or to any crime involving moral turpitude; (ii) willful misconduct that causes, or in the reasonable judgment of the Board creates a significant risk of, substantial injury to the Company; (iii) repeated failure to undertake communicated directives on substantial business matters issued through written instruction to do so by the Board; and (iv) any willful breach of this Agreement that causes, or in the reasonable judgment of the Board creates a significant risk of, substantial injury to the Company.

          Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless the Company provides the Executive (a) no less than ten (10) days prior written notice setting forth the reasons for the Company’s intention to terminate for Cause, (b) an opportunity for the Executive to be heard (together with comments of counsel) by the Board, and (c) delivery of a notice of termination from the Board stating with specificity its conclusion that the Executive committed the act(s) or omission(s) establishing Cause to terminate the Executive’s employment.

           (c)      Termination By the Executive.  The Executive may terminate his employment for Good Reason or without Good Reason.  “Good Reason” will exist in the event that the Company, without the Executive’s written consent: (i) institutes a material adverse change in the Executive’s title or in the duties assigned to the Executive, which will include, without limitation, that the Board fails to elect him as Chairman of the Board; (ii) requires the Executive to relocate his principal residence to a location other than the Twin Cities metropolitan area, except in connection with the move of the Company’s headquarters;  (iii) reduces the total amount of the Executive’s annual target cash compensation (i.e., the Annual Base Salary plus the annual MIP Target Incentive) for any fiscal year; or (iv) substantially fails to comply with the provisions of Section 3; provided, that an unintentional failure to comply or a failure to comply that results from administrative oversight shall not give rise to Good Reason, if such failure is promptly corrected.  The Executive shall have Good Reason to terminate his employment if (i) within forty-five (45) days following the Executive’s actual knowledge of the event which the Executive determines constitutes Good Reason, he notifies the Company in writing that he has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within forty-five (45) days.  If either condition is not met, the Executive shall not have a Good Reason to terminate his employment.

          (d)      Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company (other than for Cause, death or Disability) or by the Executive for Good Reason, the thirtieth (30th) day after the mailing of the notice of termination or any later date specified therein; (ii) if the Executive’s employment is terminated for Cause, the date set forth on the notice of termination sent by the Board in accordance with Section 4(b); (iii) if the Executive’s employment terminates by reason of death, the date of death of the Executive, or if by reason of, Disability, the date of the determination of Disability as set forth in Section 4(a); or (iv) if the Executive terminates his employment without Good Reason, thirty (30) days after mailing of the notice of termination or any later date specified therein (in the case of a notice of termination sent pursuant to part (iv), the Company may request that the Executive cease providing services during the notice period).

          (e)      Continuation of Provisions. Notwithstanding any termination of the Executive’s employment with the Company, the Executive, in consideration of the Executive’s employment hereunder to the Date of Termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment, including, but not limited to, the covenants contained in Sections 8, 9 and 10 hereof and the Employee Invention Agreement, as defined in Section 8.

          (f)       Surrender of Records and Property.  Upon any termination of the Executive’s employment with the Company, the Executive shall deliver promptly to the Company the SecurID Net Access card, and all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of the Company or any Company Affiliate or which relate in any way to the business, products, practices or techniques of the Company or any Company Affiliate, and all other property, trade secrets and confidential information of the Company or any Company Affiliate, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or confidential information of the Company or any Company Affiliate which in any of these cases are in the Executive’s possession or under the Executive’s control.

          5.       Compensation and Payments upon Termination.

          (a)      Without Cause; Good Reason.  Subject to Section 6, if, during the Employment Period, the Company terminates the Executive’s employment without Cause, or if the Executive terminates employment for Good Reason, and in either case if the Executive signs (and then does not rescind) a general release of claims in a form acceptable to the Company, then the Executive shall be entitled to receive the following severance benefits:

          (i)       payment of an amount which is 200% of the sum of Executive’s then Annual Base Salary and Target Incentive under the MIP plan for that current fiscal year, less all required withholding and deductions, to be paid in one lump sum;

          (ii)      payment of the Executive’s Annual Base Salary earned through the Date of Termination, and any MIP incentive earned for a prior fiscal year, but not yet paid, less all required withholding and deductions, to be paid in one lump sum;

          (iii)     payment of any as yet unpaid restricted cash compensation payments as provided in Section 3(d), less all required withholding and deductions, to be paid in one lump sum within ninety (90) days  following the Date of Termination;

          (iv)     if the Date of Termination occurs prior to or on the three-year anniversary of the last day of the month in which falls the Commencement Date, payment of an additional termination payment according to the sliding scale schedule set forth below, less all withholdings and deductions, to be paid in one lump sum within ninety (90) days following the Date of Termination:

Termination Date	Gross Termination Payment
After Commencement Date, but no later than 1-year anniversary of the end of the month in which falls Commencement Date	$8 million
After 1-year anniversary, but no later than 2-year anniversary of the end of the month in which falls Commencement Date	$5 million
After 2-year anniversary, but no later than 3-year anniversary of the end of the month in which falls Commencement Date	$2 million
After the 3-year anniversary of the end of the month in which falls the Commencement Date	No payment

; and

                    (v)      other benefits and perquisites, if applicable, to be paid or provided to the Executive in accordance with applicable plans and programs of the Company.

          (b)      Death or Disability.  If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company shall pay the Executive (or the Executive’s estate, if applicable):

          (i)       the Executive’s Annual Base Salary earned through the Date of Termination, to the extent not yet paid, and any MIP incentive compensation earned for a prior fiscal year but not yet paid, less all required withholdings and deductions, to be paid in one lump sum;

          (ii)      any as yet unpaid restricted cash compensation payments provided in Section 3(d), less all required withholdings and deductions, to be paid in one lump sum within ninety (90) days following the Date of Termination;

          (iii)     in the case of the Executive’s death only, a pro rata share of the Executive’s MIP Target Incentive, in accordance with the MIP plan for that current fiscal year, less all required withholdings and deductions; and

          (iv)     in the case of death, life insurance benefits under the Company’s applicable life insurance policy, and in the case of disability, disability benefits under the Company’s disability benefits policy.  The Company agrees to undertake, as soon as practicable, reasonable efforts to investigate and review the possibility of increasing the maximum disability benefits available under its current policy; provided, the Company shall have no obligation under this Agreement to actually increase them.

          (c)      Cause; Without Good Reason.  If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment without Good Reason, the Company shall pay to the Executive any Annual Base Salary earned through the Date of Termination.  The Company shall have no further obligations under this Agreement.

          6.       Change In Control. Following a “Change in Control” (as that term is defined in the Company’s current Change in Control Plan), if the Executive is not elected Chairman and Chief Executive Officer of any successor company resulting from the  “Change in Control,” and if the Executive terminates his employment due to that failure:

          (a)      the Executive will be eligible to receive payments and benefits under the Change in Control Plan then in effect;provided, the Company shall provide the Executive with compensation and benefits that are no less beneficial than those in the Change in Control Plan in effect on the Commencement Date;

          (b)      the Company will pay the Executive any as yet unpaid restricted cash compensation payments provided in Section 3(d), less all required withholdings and deductions, to be paid in one lump sum within ninety (90) days following the Date of Termination; and

          (c)      the Executive’s termination would trigger the right to acceleration of unvested stock options subject to and in accordance with the terms of any existing Stock Option Agreement between the Executive and the Company.

          The Executive also will be paid or provided other benefits and perquisites, if applicable, in accordance with applicable plans and programs of the Company.  If the Executive receives the payments and benefits described in this Section 6, the Executive will not be eligible to receive any other severance or termination payments or benefits, including but not limited to those provided in Section 5 of this Agreement.

          7.       Relocation.  The Executive understands that he must relocate his primary residence to the greater Twin Cities metropolitan area.  To assist the Executive in obtaining his new residence, the Company will provide the Executive with the assistance and programs described in the Company’s relocation program and any other assistance the Company agrees to provide.  In addition, during the period from the Commencement Date until the earlier of (i) October 31, 2001, or (ii) until the Executive moves his personal belongings to his Minnesota residence, the Company shall reimburse the Executive for the reasonable temporary living expenses he incurs, including costs for lodging, meals and incidental expenses, and to travel back to his New Jersey residence.

          8.       Confidential Information/Intellectual Property; Other Employment Policies.  As a condition precedent to the Company hiring the Executive and the Company’s performance of its obligations hereunder, the Executive shall execute and deliver to the Company the Employee Invention, Copyright and Trade Secret Agreement in the form attached hereto as Exhibit A (the “Employee Invention Agreement”). The Executive shall also comply with all of the applicable policies generally in effect for employees of the Company or any applicable Company Affiliate for which the Executive performs services, including without limitation, the Company’s Code of Business Conduct and the Company’s Policy on Trading in ADC’s Securities, as the same may be amended from time to time.

          9.       Non-Competition.

          (a)      Covenant.  In consideration of the financial and other benefits described in this Agreement, the Executive agrees that, during the period commencing on the Commencement Date and ending on the date that is  one (1) year after the date on which the Executive ceases to be employed by the Company (for whatever reason and whether such cessation is occasioned by the Company or the Executive), the Executive shall not, directly or indirectly, and in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, investor, shareholder, employee, member of any association or otherwise), engage in any business activities that are competitive with the business conducted by the Company or any Company Affiliate on or prior to the date the Executive ceases to be employed by ADC.

          (b)      Geographical Extent of Covenant.  The Executive acknowledges that the Company directly, or indirectly through Company Affiliates, currently is engaged in business on a world-wide basis.  Consequently, the Executive agrees that his obligations under this Section 9 shall apply in any market, foreign or domestic, in which: (a) the Company or, as applicable, a Company Affiliate(s), operates during the one-year period described in Section 9(a); and (b) the Company or, as applicable, a Company Affiliate(s), has plans to enter on the date the Executive ceases to be employed by the Company.

          (c)      Limitation on Covenant.  Ownership by the Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 9.

          10.     Non-Solicitation.  The Executive agrees that for a period of two (2) years after termination of his employment for any reason (and whether occasioned by the Company or the Executive), the Executive shall not, except with the prior written consent of the Company, (i) hire or attempt to hire for employment any person who is employed by the Company or a Company Affiliate, or attempt to influence any such person to terminate employment with the Company or any Company Affiliate; (ii) induce or attempt to induce any employee of the Company or any Company Affiliate to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Company or any Company Affiliate to any third person, firm or corporation; (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any Company Affiliate to cease doing business with the Company or such Company Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company or any Company Affiliate.  Nothing herein shall prohibit the Executive from general advertising for personnel not specifically targeting any employee or other personnel of the Company.

          11.     Dispute Resolution Process.

          (a)      Dispute Defined.  The Company and the Executive desire to establish a reasonable and confidential means of resolving any dispute, question or interpretation arising out of or relating to (i) this Agreement or the alleged breach or threatened breach of it, (ii) the making of this Agreement, including claims of fraud in the inducement, (iii) the Executive’s employment by the Company pursuant to this Agreement, including claims of wrongful termination or discrimination, or (iv) any activities by the Executive following the cessation of his employment with the Company (each such dispute to be referred to herein as a “Dispute”).

          (b)      Procedure.  In furtherance of the parties’ mutual desire, the Company and the Executive agree that if either party believes a Dispute exists, that party shall provide the other with written notice of the claimed Dispute.  Upon receipt of that written notice, the following procedure shall be the exclusive means of fully and finally resolving the Dispute.  First, within thirty (30) days of the other party receiving that notice, the Executive and appropriate representatives of the Company and/or Board will meet to attempt to resolve amicably the Dispute.  Second, if a mutually agreeable resolution is not reached within thirty (20) days following the parties’ first meeting, the parties will engage in mediation with a neutral mediator, said mediation to be held within forty-five (45) days of the final meeting between the Executive and representatives of the Company and/or Board.  Third, if the Dispute is not resolved through mediation within thirty (30) days, the Dispute shall be resolved exclusively by final and binding arbitration held in accordance with the provisions of this Agreement and the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes then in effect, unless such rules are inconsistent with the provisions of this Agreement.  In connection with such arbitration:

          (i)       Any such arbitration shall be conducted: (A) by a neutral arbitrator appointed by mutual agreement of the parties; or (B) failing such agreement, by a neutral arbitrator appointed in accordance with said AAA rules;

          (ii)      The parties shall be permitted reasonable discovery in accordance with the provisions of the Minnesota Rules of Civil Procedure, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration;

          (iii)     The summary judgment procedure applicable under Rule 56 of the Minnesota Rules of Civil Procedure shall be available and apply to any arbitration conducted pursuant to this Agreement;

          (iv)     The arbitrator’s award shall include findings of fact and conclusions of law showing the legal and factual bases for the arbitrator’s decision;

          (v)      The arbitrator shall have the authority to award to the prevailing party any remedy or relief that a United States District Court or court of the State of Minnesota could order or grant if the dispute had first been brought in that judicial forum, including costs and attorneys’ fees;

          (vi)     The arbitrator’s award may be entered by any court of competent jurisdiction; and

          (vii)    Unless otherwise agreed by the parties, the place of any arbitration proceeding shall be Minneapolis, Minnesota.

          (c)      Confidentiality of Dispute Resolution.  Except as the parties shall agree in writing, upon court order, or as required by law, neither the Company nor the Executive will disclose to any third party, except for their counsel, retained experts and other persons directly serving counsel or retained experts, any fact or information in any way pertaining to the process of resolving a Dispute under this Section 11, or to the fact of or any term that is part of a resolution or settlement of any Dispute.  This prohibition on disclosure specifically includes, without limitation, any disclosure of an oral statement or of a written document made or provided by either the Executive or the Company, or by any of its or his representatives, counsel or retained experts, or other persons directly serving any representatives, counsel or retained experts.

          (d)      Right to Injunctive Relief.  The Executive acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Sections 4(f), 8, 9 or 10 hereof or of the Employee Invention Agreement would be highly injurious to the Company and/or to any Company Affiliate and that it would be extremely difficult to compensate the Company and/or any Company Affiliate fully for damages for any such violation.  Accordingly, notwithstanding the terms of this Section 11, the Company or any Company Affiliate, as the case may be, shall be entitled to seek temporary and permanent injunctive relief from a court of law, said relief to be obtained in accordance with Section 13(a), to enforce the provisions of Sections 4(f), 8, 9 or 10 hereof, and the Employee Invention Agreement.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company or any Company Affiliate to claim and recover damages, or to seek and obtain any other relief available to it pursuant to the provisions of this Section 11.

          12.     Assignment; Successors.

          (a)      This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, executors and administrators.

          (b)      This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement except in connection with the assignment or disposition of all or substantially all of the assets or stock of the Company, or by law as a result of a merger or consolidation.

          (c)      The Company shall require any successor or assignee to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such assignment had taken place.

          13.     Miscellaneous.

          (a)      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to its conflict of law rules. The parties agree, subject to the provisions requiring arbitration, that any litigation in any way relating to this Agreement or to the Executive’s employment by the Company, shall be venued in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

          (b)      The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (c)      This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors.

          (d)      All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by or by telefacsimile with printed confirmation, addressed as follows:

If to the Executive:
Richard R. Roscitt
Forty-Six Ridgeview Drive
Basking Ridge, New Jersey 07920

If to the Company:
ADC Telecommunications Inc.
P.O. Box 1101
Minneapolis, Minnesota 55440-1101
Fax (952) 946-3209
Attention: Chairman of Compensation and Organization Committee

or to such other address as either party furnishes to the other in writing in accordance with this paragraph.  Notices and communications shall be effective when actually received by the addressee or three (3) days after the initiation of delivery; provided, that this period will not extend any period of notice specifically set forth in this Agreement.

          (e)      To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  In furtherance of and not in limitation of the foregoing, the Executive expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered.

          (f)       Notwithstanding any other provision of this Agreement, the Company shall withhold from any amount payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations, or that are consistent with the Company’s prevailing practice.

          (g)      The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (h)      This Agreement (including other agreements specifically mentioned in this Agreement) contains the entire agreement of the parties relating to the employment of the Executive by the Company and the other matters discussed herein and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between the Company and the Executive), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

          (i)       This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          (j)       The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

          (k)      The Company shall reimburse the Executive for fees and expenses incurred in connection with the negotiation and preparation of this Agreement, up to a maximum total reimbursement amount of $15,000.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

ADC TELECOMMUNICATIONS, INC.	RICHARD R. ROSCITT

By /s/ Laura N. Owen	/s/ Richard R. Roscitt

Its Vice President, Human Resources	Date January 28, 2001

Date January 28, 2001